EXHIBIT 15

Accountants' Letter Re: Unaudited Financial Information
The Board of Directors and Stockholders
Sanderson Farms, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 033-67474 and Form S-8 No. 333-92412) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Option Plan, the Registration Statements (Form S-8 No. 333-123099, Form S-8 No. 333-172315 and Form S-8 No. 333-209481) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, and the Registration Statement (Form S-3 No. 333-220760) of our report dated February 26, 2019, relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Form 10-Q for the quarter ended January 31, 2019.
/s/ Ernst and Young LLP
New Orleans, Louisiana
February 26, 2019